Exhibit (e)(4)

September 7, 2018

PRIVATE AND CONFIDENTIAL

Invuity, Inc.

444 De Haro Street

San Francisco, CA 94107

Re: Exclusivity Period

Dear Scott:

Reference is hereby made to the letter agreement, dated August 8, 2018 (the “Letter Agreement”), by and between Stryker Corporation (“Stryker”), and Invuity, Inc. (the “Company”) which contemplates a possible strategic business combination.

As you are aware, the Letter Agreement provides that the Exclusivity Period (as defined in the Letter Agreement) expires at 11:59 p.m. Eastern time on September 7, 2018. This letter confirms our agreement that the Letter Agreement is hereby amended to change the date and time that the Exclusivity Period expires to 11:59 p.m. Eastern time on September 10, 2018.

Please confirm your agreement with this amendment to the Letter Agreement by signing below. We look forward to continuing to work with you on the proposed transaction.

Respectfully,

STRYKER CORPORATION

By:	/s/ Dylan Crotty
Name:	Dylan Crotty
Title:	President, Stryker Instruments

Acknowledged and agreed this 7th day of September, 2018: INVUITY, INC.

By:	/s/ Scott D. Flora
Name:	Scott D. Flora
Title:	President and Chief Executive Officer